Filed Pursuant to Rule 424(b)(5)
Registration No. 333-120821

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 14, 2004)

3,000,000 Common Shares

First Potomac Realty Trust

          We are offering 3,000,000 common shares of beneficial interest through a syndicate of underwriters.

      Our common shares are listed on the New York Stock Exchange under the symbol “FPO.” The last reported sale price of our common shares on the New York Stock Exchange on October 20, 2005 was $24.23 per share.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

      Investing in our common shares involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

	Per Share	Total

Public offering price	$24.23	$72,690,000
Underwriting discount	$1.22	$3,660,000
Proceeds to us (before expenses)	$23.01	$69,030,000

      We have granted the underwriters an option to purchase up to 450,000 additional common shares to cover over-allotments.

      We expect that the common shares will be ready for delivery on or about October 26, 2005.

KEYBANC CAPITAL MARKETS

ROBERT W. BAIRD & CO.	WACHOVIA SECURITIES

RAYMOND JAMES	LEGG MASON WOOD WALKER
INCORPORATED

The date of this prospectus supplement is October 20, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and other matters relating to us. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which may not apply to this offering.

      To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

      You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein is accurate as of any date other than their respective dates.

S-i

FORWARD-LOOKING INFORMATION

      This prospectus supplement and the accompanying prospectus include and incorporate by reference forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are made in accordance with Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	estimates relating to our ability to make distributions to our shareholders in the future;

•	our understanding of our competition;

•	market trends;

•	pending acquisitions of properties;

•	projected capital expenditures; and

•	use of the proceeds of this offering.

      The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the factors referenced in the accompanying prospectus and in the documents incorporated by reference, including those set forth under the section captioned “Risk Factors” in the accompanying prospectus;

•	general volatility of the capital markets and the market price of our common shares;

•	changes in our business strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy; and

•	the degree and nature of our competition.

      When we use the words “believe,” “expect,” “anticipate,” “estimate” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements.

      There are a number of risk factors associated with the conduct of our business, and the risks listed above or discussed in the section entitled “Risk Factors” on page 2 in the accompanying prospectus and in the documents incorporated by reference may not be exhaustive. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. All forward-looking statements should be reviewed with caution. Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statements, the factors listed above or the matters discussed in the sections entitled “Risk Factors” in the accompanying prospectus, or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

S-ii

SUMMARY

      This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common shares, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “How to Obtain More Information” and the section entitled “Risk Factors” beginning on page 2 of the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. All references to “the company,” “our company,” “we,” “our” and “us” in this prospectus supplement mean First Potomac Realty Trust and all entities owned or controlled by us except where it is made clear that the term applies only to the parent company. The term “you” refers to a prospective investor. Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional common shares from us.

Our Company

      We are a self-managed, self-administered real estate investment trust that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. We currently own a 49-property portfolio consisting of 107 buildings totaling approximately 8.0 million square feet. Our company has elected to be taxed as a REIT under the Internal Revenue Code.

      We seek to acquire properties that can benefit from active property management to increase their profitability and value. Our portfolio primarily contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space.

      We own our properties and conduct substantially all of our operations through our operating partnership, First Potomac Realty Investment Limited Partnership. As the sole general partner of our operating partnership, we have the power to manage and conduct our operating partnership’s business, subject to certain limitations described in the partnership agreement of our operating partnership. We currently own a 93.7% interest in our operating partnership. The remaining interests in the operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our operating partnership in exchange for limited partnership units.

      Our executive offices are located at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200. We maintain a website at http://www.first-potomac.com. The information on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

Recent Developments

Completed Acquisitions

      We have completed the following acquisitions since June 30, 2005:

•	on July 20, 2005, we completed our acquisition of Gateway Centre, a three-building, approximately 99,600 square-foot multi-tenant flex property in Manassas, Virginia for a purchase price of $10.3 million, including the assumption of an approximately $1.8 million first mortgage loan, fair valued at $2.0 million;

•	on August 17, 2005, we completed our acquisition of 1434 Crossways Boulevard, a two-building, approximately 220,500 square-foot flex property in Chesapeake, Virginia for a purchase price of $28.0 million, including the assumption of an approximately $18.7 million first mortgage loan, fair valued at $21.0 million;

•	on September 30, 2005, we completed our acquisition of 2000 Gateway Boulevard, a one-building, approximately 421,100 square-foot warehouse/distribution facility in Hampton, Virginia for a purchase price of $14.0 million;

•	on October 7, 2005, we completed our acquisition of 403/405 Glenn Drive, a two-building, approximately 197,200 square-foot flex/industrial property in Sterling, Virginia for a purchase price of $16.0 million, including the assumption of an approximately $8.4 million first mortgage loan, fair valued at $9.3 million;

•	on October 12, 2005, we completed our acquisition of Diamond Hill Distribution Center, a four-building, approximately 712,500 square-foot multi-tenant industrial property in Chesapeake, Virginia for an aggregate purchase price of $29.0 million; and

•	on October 13, 2005, we completed our acquisition of Linden Business Center, a three-building, approximately 108,000 square-foot flex/office property in Manassas, Virginia for a purchase price of $15.2 million, including the assumption of an approximately $7.6 million first mortgage loan, fair valued at $7.9 million.

Pending Acquisitions

      We have the following properties under contract to purchase:

•	a one-building, approximately 71,600 square-foot flex/industrial property in Merrifield, Virginia and a four-building, approximately 87,100 square-foot flex property in Owings Mills, Maryland, for an approximate purchase price of $17.5 million, including the issuance of 324,000 units of limited partnership interest in our operating partnership and the assumption of an approximately $9.8 million first mortgage loan;

•	a two-building flex/industrial property located in Hampton, Virginia containing an aggregate of approximately 182,200 square feet, at an approximate purchase price of $12.2 million; and

•	a one-building flex property located in Manassas, Virginia containing approximately 58,500 square feet, at an approximate purchase price of $5.8 million.

      We expect to complete these acquisitions in the fourth quarter of 2005. Our acquisition contracts are subject to satisfactory completion of due diligence and other customary closing conditions and we cannot assure you that we will complete any or all of these acquisitions on the terms described, or at all.

Third Quarter 2005 Dividend

      On October 12, 2005, we announced the declaration by our board of trustees of a dividend of $0.30 per common share for our third quarter ended September 30, 2005. The dividend is payable on November 10, 2005 to our common shareholders of record on October 31, 2005.

The Offering

Common shares offered by us	3,000,000 shares(1)

Common shares outstanding after this offering	19,598,755 shares(1)(2)

Common shares and operating partnership units outstanding after this offering	20,702,115 shares and units(1)(3)

Use of proceeds	We intend to use the net proceeds from this offering, which we expect to be approximately $68.9 million after deducting the underwriting discount and estimated offering expenses payable by us, to pay down our unsecured revolving credit facility. See “Use of Proceeds.”

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, including information that is incorporated by reference. In particular, see “Risk Factors” beginning on page 2 of the accompanying prospectus for a description of factors that you should consider before making a decision to invest in our common shares.

New York Stock Exchange symbol	“FPO”

(1)	Assumes no exercise of the underwriters’ over-allotment option to purchase up to 450,000 additional common shares.

(2)	Does not include: (a) 1,103,360 common shares issuable upon redemption of outstanding units of limited partnership interest in our operating partnership; (b) 612,095 common shares issuable upon exercise of outstanding options; and (c) 832,863 common shares reserved for future awards under our equity compensation plan.

(3)	Includes 1,103,360 units of limited partnership interest in our operating partnership which, subject to certain restrictions, may be redeemed by the holder for, at our option, common shares on a one-for-one basis (one unit for one share) or a cash amount equal to the value of the common shares. Does not include (a) 612,095 common shares issuable upon exercise of outstanding options and (b) 832,863 common shares reserved for future awards under our equity compensation plan.

USE OF PROCEEDS

      We expect that the net proceeds to us from the sale of the common shares, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $68.9 million ($79.3 million if the underwriters’ over-allotment option is exercised in full).

      We plan to use the net proceeds from this offering to repay indebtedness outstanding under our $100 million unsecured revolving credit facility. We borrowed these funds under our credit facility to finance acquisitions of industrial and flex properties during 2005. Borrowings under the credit facility bear interest at LIBOR (3.52% at June 30, 2005) plus 145 to 195 basis points. The exact interest rate payable under the facility depends upon the ratio of our total indebtedness to total asset value, and this ratio cannot exceed 65%. At June 30, 2005, borrowings under the line of credit bore interest at LIBOR plus 145 basis points. The facility matures on December 31, 2006, with an option to extend for one year. KeyBank National Association is one of the lenders and the managing administrative agent of the credit facility and an affiliate of KeyBanc Capital Markets, the lead managing underwriter of this offering. Wells Fargo National Association is one of the lenders and the syndication agent under the credit facility and an affiliate of Wells Fargo Securities, LLC, an underwriter of this offering. We may re-borrow amounts repaid under our credit facility to fund property acquisitions, including the pending acquisitions discussed in “Summary — Recent Developments,” and for general corporate purposes.

CAPITALIZATION

      The following table sets forth our capitalization as of June 30, 2005 on an actual basis and as adjusted to give effect to the completion of:

•	our completed acquisitions described on page S-1 of this prospectus supplement and the related assumption of mortgage loans fair valued at $40.2 million;

•	our $65.0 million mortgage loan refinancing in July 2005 with Jackson National Life Insurance Company, the proceeds of which were used to repay $39.2 million outstanding under our credit facility, to refinance two mortgage loans and to fund the completed acquisitions;

•	the exercise of outstanding options and forfeiture of outstanding common shares since June 30, 2005; and

•	this offering and the application of the net proceeds as described under “Use of Proceeds.”

For purposes of the following table, we have assumed no exercise by the underwriters of their over-allotment option. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that we have incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2005

	Actual	As Adjusted

Mortgage loans	$286,311,059	$364,487,423
Credit facility	45,151,000	15,500,000
Minority interest	14,744,805	14,744,805
Shareholders’ equity:
Preferred shares, $0.001 par value per share, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common shares, $0.001 par value per share, 150,000,000 shares authorized, 16,540,802 shares issued and outstanding and 19,598,755 shares issued and outstanding, as adjusted (1)	16,541	19,599
Additional paid-in capital	258,054,727	327,734,677
Deficit	(38,228,009)	(38,228,009)

Total shareholders’ equity	219,843,259	289,526,267

Total capitalization	$566,050,123	$684,258,495

(1)	Does not include: (a) 1,103,360 common shares issuable upon redemption of outstanding units of limited partnership interest in our operating partnership; (b) 612,095 common shares issuable upon exercise of outstanding options; or (c) 832,863 common shares reserved for future awards under our equity compensation plan.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain federal income tax considerations with respect to the ownership of our common shares. For additional information, see the “Federal Income Tax Considerations” section beginning on page 35 of the accompanying prospectus.

Taxation of Our Company

      We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 2003. In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our short taxable year ended December 31, 2003 and our taxable year ended December 31, 2004, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2005 and in the future. You should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Federal Income Tax Considerations — Requirements for Qualification — Failure to Qualify” in the accompanying prospectus.

Taxation of Taxable U.S. Shareholders

      As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

      If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.

      As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred share dividends and then to our common share dividends.

      A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to most domestic individual, trust and estate taxpayers by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders (see “Federal Income Tax Considerations — Taxation of Our Company” in the accompanying prospectus), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income, which currently is a maximum rate of 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends to the extent attributable (i) to dividends received by us from non-REIT corporations, such as a taxable REIT subsidiary, and (ii) to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares become ex-dividend.

      A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. See “Federal Income Tax Considerations — Requirements for Qualification — Capital Gains and Losses” in the accompanying prospectus. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s common shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its common shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the common shares have been held for one year or less, assuming the common shares are capital assets in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

      Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common shares will not be treated as passive activity income, and therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common shares generally may be treated as investment income for purposes of the investment interest limitations (although any capital gains so treated will not qualify for the lower 15% tax rate applicable to capital gains of domestic individual, trust and estate investors). We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common Shares

      In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases additional common shares within 30 days before or after the disposition.

Information Reporting Requirements and Backup Withholding

      We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

      A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our common shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust (see “Federal Income Tax Considerations — Requirements for Qualification” in the accompanying prospectus); and

•	either (1) one pension trust owns more than 25% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state and local income tax laws on ownership of our common shares, including any reporting requirements.

      A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

      A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

      For any year in which we qualify as a REIT, a non-U.S. shareholder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws referred to as FIRPTA. The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless the exception described in the next paragraph applies, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against its tax liability for the amount we withhold.

      Beginning with our taxable year starting January 1, 2005, capital gain distributions to the holders of our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as (1) our common shares continue to be “regularly traded” on an established securities market in the United States and (2) the non-U.S. shareholder did not own more than 5% of our common shares at any time during the taxable year. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market or the non-U.S. shareholder owned more than 5% of our common shares at any time during the taxable year, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph.

      A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our common shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares of beneficial interest. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our common shares at all times during a specified testing period will not incur tax under FIRPTA if our common shares are “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA with respect to any such gain unless it owns, actually or constructively, more than 5% of our common shares. If the gain on the sale of the common shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

UNDERWRITING

      Subject to the terms and conditions set forth in an underwriting agreement with KeyBanc Capital Markets, a division of McDonald Investments Inc., as representative of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the number of common shares set forth opposite its name in the table below.

Underwriter	Number of Shares

KeyBanc Capital Markets, a division of McDonald Investments Inc.	1,323,000
Robert W. Baird & Co. Incorporated	485,100
Wachovia Capital Markets, LLC	485,100
Raymond James & Associates, Inc.	441,000
Legg Mason Wood Walker, Incorporated	205,800
Ryan Beck & Co., Inc.	30,000
Wells Fargo Securities, LLC	30,000

Total	3,000,000

      Under the terms of the underwriting agreement, the underwriters are committed to purchase all of these common shares if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

      The underwriting agreement provides that the underwriters’ obligations to purchase the common shares depend on the satisfaction of the conditions contained in the underwriting agreement. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

      The underwriters propose to offer our common shares directly to the public at $24.23 per share and to certain dealers at such price less a concession not in excess of $0.72 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to other dealers. If all of the shares are not sold at the public offering price, the representative of the underwriters may change the public offering price and the other selling terms.

      The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 450,000 additional common shares.

		Total Without	Total With
	Per Share	Option Exercised	Option Exercised

Public offering price	$24.23	$72,690,000	$83,593,500
Underwriting discount	1.22	3,660,000	4,209,000

      We estimate that the total expenses related to this offering payable by us, excluding the underwriting discount, will be approximately $100,000.

      We have granted the underwriters an option to purchase up to 450,000 additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option for 30 days from the date of this prospectus supplement solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter’s initial amount reflected in the above table.

      Our common shares are listed on the New York Stock Exchange under the symbol “FPO.”

      We, our officers and our trustees have agreed with the underwriters, for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, hedge or otherwise dispose of any common shares or any securities convertible into or exchangeable for common shares, without the prior written consent of KeyBanc Capital Markets. However, KeyBanc Capital Markets may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.

      Until the distribution of common shares is completed, Securities and Exchange Commission rules may limit the underwriters and selling group members from bidding for and purchasing our common shares. However, the underwriters may engage in transactions that stabilize the price of the common shares, such as bids or purchases of shares in the open market while the offering is in progress to peg, fix, or maintain that price. These transactions also may include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may reduce that short position by purchasing shares in the open market and by exercising all or part of the over-allotment option described above. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Neither we nor the underwriters make any representation or prediction as to the effect the transactions described above may have on the price of the common shares. Any of these activities may have the effect of preventing or retarding a decline in the market price of our common shares. They may also cause the price of our common shares to be higher than the price that would otherwise exist on the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them without notice at any time.

      KeyBank National Association, an affiliate of KeyBanc Capital Markets, is one of the lenders and the managing administrative agent under our existing $100.0 million unsecured revolving credit facility. Wells Fargo National Association is one of the lenders and the syndication agent under the credit facility and an affiliate of Wells Fargo Securities, LLC, an underwriter of this offering. Substantially all of the net proceeds we receive from this offering will be used to repay debt that we owe under the credit facility. See “Use of Proceeds.” KeyBank National Association and Wells Fargo National Association each have received and will continue to receive customary compensation in connection with the credit facility.

      In addition, some of the underwriters and their affiliates have engaged in, and may in the future engage in, transactions with us and perform services for us in the ordinary course of their business. They have received and will in the future receive customary fees and commissions for these transactions.

LEGAL MATTERS

      Certain legal matters in connection with this offering will be passed upon for us by Hunton & Williams LLP. The description of federal income tax considerations under the caption “Federal Income Tax Consequences of Our Status as a REIT” in the accompanying prospectus and under the caption “Additional

Federal Income Tax Considerations” in this prospectus supplement is based upon the opinion of Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Calfee, Halter & Griswold LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The consolidated and combined financial statements of First Potomac Realty Trust and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and the schedule of real estate and accumulated depreciation as of December 31, 2004 incorporated by reference into the registration statement and related prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report included in our Annual Report on Form 10-K/ A filed on March 24, 2005.

      The statement of revenues and certain expenses of Enterprise Center for the year ended December 31, 2004 and the statement of revenues and certain expenses of the Windsor at Battlefield Park for the year ended December 31, 2003 incorporated by reference into the registration statement and related prospectus, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports included in our Current Reports on Form 8-K/ A filed on March 18, 2005 and October 20, 2005, respectively.

HOW TO OBTAIN MORE INFORMATION

      We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. located at 450 Fifth Street, N.W. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings are also available to the public on the Internet, through a website maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning First Potomac Realty Trust at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common shares (symbol: “FPO”) are listed.

INCORPORATION OF INFORMATION FILED WITH THE SEC

      The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the Securities and Exchange Commission. All information incorporated by reference is part of this prospectus supplement and the accompanying prospectus, unless and until that information is updated and superseded by the information contained in this prospectus supplement or any information incorporated by reference later. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, unless specifically stated otherwise, prior to completion of the offering of common shares described in this prospectus supplement.

•	Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005;

•	Annual Report on Form 10-K/ A for the year ended December 31, 2004 filed on March 24, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed on May 9, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed on August 9, 2005;

•	Current Report on Form 8-K/ A filed on February 7, 2005;

•	Current Report on Form 8-K filed on February 17, 2005;

•	Current Report on Form 8-K filed on March 7, 2005 (regarding our entry into a material definitive agreement to acquire Enterprise Center);

•	Current Report on Form 8-K/ A filed on March 18, 2005;

•	Current Report on Form 8-K filed on March 31, 2005;

•	Current Report on Form 8-K filed on April 28, 2005;

•	Current Report on Form 8-K/ A filed on June 30, 2005;

•	Current Report on Form 8-K filed on July 22, 2005;

•	Current Report on Form 8-K filed on October 14, 2005;

•	Current Report on Form 8-K filed on October 20, 2005;

•	Current Report on Form 8-K/A filed on October 20, 2005;

•	Definitive Proxy Statement on Schedule 14A filed on April 18, 2005; and

•	The description of our common shares contained in our Registration Statement on Form 8-A dated October 10, 2003.

      You may request, and we will provide to you, a copy of these filings, at no cost, by writing or calling us at the following address:

First Potomac Realty Trust

7600 Wisconsin Avenue
Bethesda, Maryland 20814
(301) 986-9200

$300,000,000

Senior Debt Securities

Subordinated Debt Securities
Preferred Shares of Beneficial Interest
Common Shares of Beneficial Interest

          First Potomac Realty Trust intends to offer and sell from time to time the debt and equity securities described in this prospectus. The total offering price of these securities will not exceed $300,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

      The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       You should read this prospectus carefully before you invest in our securities. For a discussion of certain risks associated with an investment in the securities, see “Risk Factors” on page 2 and in our periodic reports and other information that we file with the Securities and Exchange Commission.

The date of this prospectus is December 14, 2004.

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities described in this prospectus or any applicable prospectus supplement in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we file with the SEC and incorporate by reference, is accurate only as of the date of the documents containing the information.

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HOW TO OBTAIN MORE INFORMATION

      We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning First Potomac Realty Trust at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common shares (symbol: “FPO”) are listed.

INCORPORATION OF INFORMATION FILED WITH THE SEC

      The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the Securities and Exchange Commission. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus, any prospectus supplement to the prospectus or any information incorporated by reference later. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, unless specifically stated otherwise, prior to completion of the offering of securities described in this prospectus.

      We incorporate by reference the documents listed below:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

2.	Annual Report on Form 10-K/ A for the fiscal year ended December 31, 2003.

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

5.	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

6.	Current Report on Form 8-K filed January 6, 2004.

7.	Current Report on Form 8-K/ A filed February 23, 2004.

8.	Current Report on Form 8-K filed May 28, 2004 (the information furnished under Item 9 and Exhibits 99.1 and 99.2 furnished under Item 7 shall not be incorporated by reference into this prospectus or any applicable prospectus supplement).

9.	Current Report on Form 8-K filed June 7, 2004.

10.	Current Report on Form 8-K filed June 18, 2004.

11.	Current Report on Form 8-K filed August 4, 2004.

12.	Current Report on Form 8-K filed October 28, 2004 (the information furnished under Item 7.01 and 9.01, including Exhibit 99.1, shall not be incorporated by reference into this prospectus or any applicable prospectus supplement).

13.	Current Report on Form 8-K filed October 28, 2004 to include information under Item 9.01.

14.	Current Report on Form 8-K/A filed November 29, 2004.

15.	Current Report on Form 8-K filed November 29, 2004.

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16.	Current Report on Form 8-K filed December 6, 2004 (the information furnished under Item 7.01 and Exhibit 99.1 furnished under Item 9.01 shall not be incorporated by reference into this prospectus or any applicable prospectus supplement).

17.	Our definitive proxy statement filed April 8, 2004.

      You may obtain copies of these documents at no cost by requesting them from us in writing at the following address: First Potomac Realty Trust, c/o Investor Relations, 7200 Wisconsin Avenue, Suite 310, Bethesda, Maryland 20814. Our telephone number is (301) 986-9200.

ABOUT THIS PROSPECTUS

      This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we expect to provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”

      The total dollar amount of the securities sold under this prospectus will not exceed $300,000,000.

CERTAIN DEFINITIONS

      In this prospectus, unless the context suggests otherwise, references to “our company,” “the company,” “we,” “us” and “our” mean First Potomac Realty Trust, including First Potomac Realty Investment Limited Partnership, our operating partnership, and our other subsidiaries and their predecessor entities.

FORWARD LOOKING INFORMATION

      This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified under the caption “Risk Factors” and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission that could cause actual results to differ materially from our forward-looking statements.

      Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.

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OUR COMPANY

      We are a self-managed, self-administered real estate investment trust, or REIT, that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region. Our company has elected to be taxed as a REIT under the Internal Revenue Code.

      We seek to acquire properties that can benefit from active property management to increase their profitability and value. Our portfolio contains a mix of single-tenant and multi-tenant industrial and flex properties. Industrial properties generally are used as warehouse, distribution and manufacturing facilities, while flex properties combine office building features with industrial property space.

      We own our properties and conduct substantially all of our operations through our operating partnership, First Potomac Realty Investment Limited Partnership. As the sole general partner of our operating partnership, we have the power to manage and conduct our operating partnership’s business, subject to certain limitations described in the partnership agreement of our operating partnership. We currently own a 91% interest in our operating partnership. The remaining interests in the operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our operating partnership in exchange for limited partnership units.

      Our executive offices are located at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200. We maintain a web site at http://www.first-potomac.com. The information on our web site does not constitute a part of this prospectus.

RISK FACTORS

      Before you invest in our securities, you should be aware that the occurrence of any of the events described in this risk factors section and elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operations. You should carefully consider these risk factors, together with all other information included in this prospectus, before you decide to purchase our securities.

Risks Related to Our Business and Properties

We have recently experienced rapid growth and may not be able to adapt our management and operational systems to respond to additional acquisitions, without unanticipated disruption or expense.

      We are currently experiencing a period of rapid growth. As a result of our rapid growth, we cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff to integrate properties into our portfolio or manage any future acquisitions of properties without operating disruptions or unanticipated costs. Our acquisitions of properties will generate additional operating expenses that we will be required to pay. As we acquire additional properties, we will be subject to risks associated with managing new properties, including tenant retention and mortgage default. Our failure to successfully integrate acquisitions into our portfolio could have a material adverse effect on our results of operations and financial condition.

We are subject to the credit risk of our tenants, which may fail to make lease payments and thereby cause a significant decrease in our revenues.

      We are subject to the credit risk of our tenants. We cannot assure you that our tenants will not default on their leases and fail to make rental payments to us. In particular, local economic conditions and factors affecting the industries in which our tenants operate may affect our tenants’ ability to make lease payments to us. Moreover, we may be unable to locate a replacement tenant in a timely manner or on comparable or better terms if a tenant defaults on its lease. The loss of rental revenues from a number of our tenants and our inability to replace such tenants may adversely affect our profitability and our ability to meet our financial obligations.

      A majority of our tenants hold leases covering less than 10,000 square feet. Many of these tenants are small companies with nominal net worth. The loss of rental revenues from a number of our tenants may adversely affect our profitability and our ability to meet our financial obligations.

Loss of the U.S. Government as a tenant could lead to a substantial decrease in our cash flow and an impairment of the value of our properties.

      We consider the U.S. Government to be our only significant tenant because it is the only tenant that accounts for more than 10% of our annualized base rent. The loss of the federal government as a tenant or the loss of a future significant tenant would have an adverse effect on our financial results and the value of our affected properties. A reduction or elimination of rent from significant tenants would reduce our cash flow and may adversely affect our ability to make distributions to our securityholders.

Our debt level may have a negative impact on our ability to make distributions to our securityholders and pursue our business plan.

      We have incurred indebtedness in connection with the acquisition of our properties, and we will incur new indebtedness in the future in connection with our acquisition, development and operating activities.

      Our use of debt financing creates risks, including:

•	that our cash flow will be insufficient to make required payments of principal and interest;

•	that we will be unable to refinance some or all of our indebtedness or that any refinancing will not be on terms as favorable as those of the existing indebtedness;

•	that required debt payments are not reduced if the economic performance of any property declines;

•	that debt service obligations will reduce funds available for distribution to our securityholders and funds available for acquisitions; and

•	that any default on our indebtedness could result in acceleration of those obligations and possible loss of property to foreclosure.

      If the economic performance of any of our properties declines, our ability to make debt service payments would be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, we may lose that property to lender foreclosure with a resulting loss of income and asset value.

      We do not have a policy limiting the amount of debt that we may incur, although we have established 55% to 65% as the target range for our total debt to market capitalization. Accordingly, our management and board of trustees have discretion to increase the amount of our outstanding debt at any time. Our leverage levels may make it difficult to obtain any additional financing based on our current portfolio or to refinance existing debt on favorable terms or at all. In addition, the terms of our revolving credit facility limit the amount of indebtedness that we may incur. Failure to obtain additional financing could impede our ability to grow and develop our business. Our leverage levels also may adversely affect the market value of our securities if an investment in our company is perceived to be more risky than an investment in our peers.

Our variable rate debt subjects us to interest rate risk.

      We have a substantial amount of mortgage debt with interest rates that vary depending upon the market index. In addition, we have a revolving credit facility with Fleet National Bank that bears interest at a variable rate on any amounts drawn on the facility. We may incur additional variable rate debt in the future. Increases in interest rates on variable rate debt would increase our interest expense, which would adversely affect net earnings and cash available for payment of our debt obligations and distributions to our securityholders.

We compete with other parties for tenants and property acquisitions and many of these parties have substantially greater resources than we have.

      Our business strategy contemplates expansion through acquisition. The commercial real estate industry is highly competitive, and we compete with substantially larger companies, including substantially larger REITs, for the acquisition, development and leasing of properties. Some of these companies are national or regional operators with far greater resources than we have. As a result, we may not be able or have the opportunity to make suitable investments on favorable terms in the future. Competition in a particular area also could adversely affect our ability to lease our properties or to increase or maintain rental rates.

Newly developed and acquired properties may not produce the cash flow that we expect, which could adversely affect our overall financial performance.

      Over the last few years, we have focused our efforts on the acquisition and redevelopment of industrial and flex properties. We intend to continue to acquire, and may in the future develop, industrial and flex properties. In deciding whether to acquire or develop a particular property, we make assumptions regarding the expected future performance of that property. In particular, we estimate the return on our investment based on expected occupancy and rental rates. If our estimated return on investment proves to be inaccurate, and the property is unable to achieve the expected occupancy and rental rates, it may fail to perform as we expected in analyzing our investment. When we acquire a property, we often plan to reposition or redevelop that property with the goal of increasing profitability. Our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. Additionally, we may acquire new properties not fully leased, and the cash flow from existing operations may be insufficient to pay the operating expenses and debt service associated with that property until the property is more fully leased. If one or more of these new properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance may be adversely affected.

All of our properties are located in the southern Mid-Atlantic region, making us vulnerable to changes in economic conditions in that region.

      Economic conditions in the southern Mid-Atlantic region may significantly affect the occupancy and rental rates of our properties. A decline in occupancy and rental rates, in turn, may significantly affect our profitability and our ability to satisfy our financial obligations. The economic condition of the region may depend on one or more industries and, therefore, an economic downturn in one of these industry sectors may adversely affect our performance. Local real estate market conditions may include a large supply of competing space, and we will need to compete for tenants based on rental rates, attractiveness and location of a property, and quality of maintenance and management services. As a result of the geographic concentration of our properties, our performance, our ability to make cash distributions, and the value of one or more of our properties will depend upon economic conditions in the region, including local real estate conditions and competition. There can be no assurance that these markets will continue to grow or that economic conditions will remain favorable. If unfavorable economic conditions occur in the region, our ability to make distributions to our securityholders could be adversely affected. In particular, we are directly affected by decreases in federal government spending.

Development and construction risks could adversely affect our profitability.

      We may develop new properties in the future. Our renovation, redevelopment, development and related construction activities may subject us to the following risks:

•	we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these projects.

•	we may incur construction costs for a property which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate.

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

•	we may be unable to complete construction and lease-up of a property on schedule, which could result in increased debt service expense or construction costs.

      Additionally, the time frame required for development, construction and lease-up of these properties means that we may have to wait years for a significant cash return. Because we are required to make cash distributions to our shareholders, if the cash flow from operations or refinancing is not sufficient, we may be forced to borrow additional money to fund such distributions.

Failure to succeed in new markets may limit our growth.

      We may make selected acquisitions outside our current geographic market from time to time as appropriate opportunities arise. Our historical experience is in the southern Mid-Atlantic region, and we may not be able to operate successfully in other market areas. We may be exposed to a variety of risks if we choose to enter new markets. These risks include:

•	a lack of market knowledge and understanding of the local economies;

•	an inability to identify promising acquisition or development opportunities;

•	an inability to obtain construction trades people; and

•	an unfamiliarity with local government and permitting procedures.

      Any of these factors could adversely affect the profitability of projects outside our current markets and limit the success of our acquisition and development strategy. If our acquisition and development strategy is negatively affected, the profitability, growth, and development of our business may be impeded.

We may be unable to renew expiring leases or re-lease vacant space on a timely basis or on attractive terms, which could significantly decrease our cash flow.

      Current tenants may not renew their leases upon the expiration of their terms. Alternatively, current tenants may attempt to terminate their leases prior to the expiration of their current terms. If non-renewals or terminations occur, we may not be able to locate qualified replacement tenants and, as a result, we would lose a significant source of revenue while remaining responsible for the payment of our obligations. Moreover, the terms of a renewal or new lease may be less favorable than the current lease terms. Any of these factors could cause a decline in lease revenue, which would have a negative impact on our profitability.

Under some of our leases, tenants have the right to terminate prior to the scheduled expiration of the lease.

      Some of our leases for our current properties provide tenants with the right to terminate prior to the scheduled expiration of the lease. If a tenant terminates its lease with us prior to the expiration of the term, we may be unable to re-lease that space on as favorable terms, or at all, which could adversely affect our cash flow.

Property owned through joint ventures, or in limited liability companies and partnerships in which we are not the sole equity holder, may limit our ability to act exclusively in our interests.

      We may make investments through partnerships, limited liability companies or joint ventures in the future. Partnership, limited liability company or joint venture investments may involve various risks, including the following:

•	our partners or joint venturers might become bankrupt (in which event we and any other remaining general partners or joint venturers would generally remain liable for the liabilities of the partnership or joint venture);

•	our partners, co-members or joint venturers might at any time have economic or other business interests or goals that are inconsistent with our business interests or goals;

•	our partners, co-members or joint venturers may be in a position to take action contrary to our instructions, requests, policies, or objectives, including our current policy with respect to maintaining our qualification as a real estate investment trust; and

•	agreements governing joint ventures, limited liability companies and partnerships often contain restrictions on the transfer of a joint venturer’s, member’s or partner’s interest or “buy-sell” or other provisions that may result in a purchase or sale of the interest at a disadvantageous time or on disadvantageous terms.

      Our organizational documents do not limit the amount of available funds that we may invest in partnerships, limited liability companies or joint ventures. The occurrence of one or more of the events described above could adversely affect our financial condition, results of operations, cash flow and ability to make distributions with respect to, and the market price of, our securities.

Risks Related to Our Organization and Structure

Our executive officers have agreements that provide them with benefits in the event of a change in control of our company or if their employment agreement is not renewed.

      We have entered into employment agreements with our executive officers, Louis T. Donatelli, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson that provide them with severance benefits if their employment ends under certain circumstances following a change in control of our company or if the executive officer resigns for “good reason” as defined in the employment agreements. These benefits could increase the cost to a potential acquirer of our company and thereby prevent or deter a change in control of the company that might involve a premium price for our securities or otherwise be in the interests of our securityholders.

We may experience conflicts of interest with several members of our board of trustees and our executive officers relating to their ownership of units of our operating partnership.

      Our trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to our company, and in our capacity as general partner of our operating partnership, they have a fiduciary duty to the limited partners, and they themselves are limited partners. These conflicts of interest could lead to decisions that are not in your best interest. Conflicts may arise when the interests of our securityholders and the limited partners of our operating partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness.

We depend on key personnel with long-standing business relationships, the loss of whom could threaten our ability to operate our business successfully.

      Our future success depends, to a significant extent, upon the continued services of our senior management team, including Douglas J. Donatelli, Nicholas R. Smith and Louis T. Donatelli. In particular, the extent and nature of the relationships that Messrs. Donatelli and Smith and the other members of our senior management team have developed in the real estate community in our markets is critically important to the success of our business. Although we have employment agreements with Messrs. Donatelli and Smith and other key executive officers, there is no guarantee that Messrs. Donatelli and Smith or these other key executive officers will remain employed with us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly Messrs. Donatelli and Smith, would harm our business and prospects. Further, loss of a member of our senior management team could be negatively perceived in the capital markets, which could have an adverse effect on the market price of our securities.

The chairman of our board of trustees, Louis T. Donatelli, has other business interests that may hinder his ability to allocate sufficient time to the management of our operations, which could jeopardize our ability to execute our business plan and he and certain other of our trustees may have conflicts of interest with our company.

      Our chairman, Louis T. Donatelli, has other business interests that may hinder his ability to spend adequate time on our business. Mr. Donatelli is also Chairman of Donatelli & Klein, Inc., a real estate investment firm that focuses on the Washington, D.C. Area (D&K). Mr. Donatelli’s employment agreement permits him to continue to provide management and other services to D&K. The provision of those services may reduce the time Mr. Donatelli is able to devote to our business. In addition, the terms of Mr. Donatelli’s employment agreement permit him to compete against us outside of a specific geographic area and outside of the industrial or flex property market during the term of his employment agreement.

      One of our trustees, Terry L. Stevens, currently serves as vice president, chief financial officer and treasurer of Highwoods Properties, Inc., a fully integrated, North Carolina based REIT that owns, leases, manages, develops, and constructs office, industrial and retail properties, some of which are located in our target markets. As a result, conflicts may arise when our company and Highwoods Properties Inc. compete in the same markets for properties, tenants, personnel and other services.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit your recourse in the event of actions not in your best interests.

      Maryland law provides that a trustee has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our amended and restated declaration of trust, which we refer to in this prospectus as our declaration of trust, authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the extent permitted by Maryland law. In addition, our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist. Our amended and restated bylaws, which we refer to in this prospectus as our bylaws, require us to indemnify each trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. See “Certain Provisions of Maryland Law and of Our Amended and Restated Declaration of Trust and Amended and Restated Bylaws — Limitation of Liability and Indemnification.”

Our board of trustees may approve the issuance of preferred shares with terms that may discourage a third party from acquiring us.

      Our declaration of trust permits our board of trustees initially to issue up to 50,000,000 preferred shares, issuable in one or more classes or series. Our board of trustees may increase the number of preferred shares authorized by our declaration of trust without shareholder approval. Our board of trustees may also classify or reclassify any unissued preferred shares and establish the preferences and rights (including the right to vote, participate in earnings and to convert into securities) of any such preferred shares, which rights may be superior to those of our common shares. Thus, our board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our securities might receive a premium for their securities over the then current market price of our securities.

Our ownership limitations may restrict business combination opportunities.

      To qualify as a REIT under the Internal Revenue Code, no more than 50% of our outstanding shares of beneficial interest may be owned, directly or under applicable attribution rules, by five or fewer individuals (as defined to include certain entities) during the last half of each taxable year (other than our first REIT taxable year). To preserve our REIT qualification, our declaration of trust generally prohibits direct or indirect ownership by any person of (i) more than 8.75% of the number or value of our outstanding common shares or (ii) more than 8.75% of the value of our outstanding shares of all classes. Generally, shares owned by affiliated owners will be aggregated for purposes of the ownership limitation. Our declaration of trust has created a special higher ownership limitation of no more than 14.9% for the group comprised of Louis T. Donatelli, Douglas J. Donatelli and certain related persons. Unless the applicable ownership limitation is waived by our board of trustees prior to transfer, any transfer of our shares that would violate the ownership limitation will be null and void, and the intended transferee will acquire no rights in such shares. Shares that would otherwise be held in violation of the ownership limit will be designated as “shares-in-trust” and transferred automatically to a trust effective on the day before the purported transfer or other event giving rise to such excess ownership. The beneficiary of the trust will be one or more charitable organizations named by us. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of securities might receive a premium for their securities over the then current market price or that such holders might believe to be otherwise in their best interests. The ownership limitation provisions also may make our shares an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of (i) more than 8.75% of the number or value of our outstanding common shares or (ii) more than 8.75% in value of our outstanding shares of all classes.

Our board of trustees may change our investment and operational policies and practices without a vote of our shareholders, which limits your control of our policies and practices.

      Our major policies, including our policies and practices with respect to investments, financing, growth, debt capitalization, REIT qualification and distributions, are determined by our board of trustees. Although we have no present intention to do so, our board of trustees may amend or revise these and other policies from time to time without a vote of our shareholders. Accordingly, our shareholders will have limited control over changes in our policies.

      Our declaration of trust and bylaws do not limit the amount of indebtedness that we or our operating partnership may incur. If we become highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and harm our financial condition.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

      Our declaration of trust provides that a trustee may only be removed upon the affirmative vote of holders of a majority of our outstanding common shares. Vacancies may be filled by the board of trustees. This requirement makes it more difficult to change our management by removing and replacing trustees.

Our bylaws may only be amended by our board of trustees, which could limit your control of certain aspects of our corporate governance.

      Our board of trustees has the sole authority to amend our bylaws. Thus, the board is able to amend the bylaws in a way that may be detrimental to your interests.

Maryland law may discourage a third party from acquiring us.

      Maryland law provides broad discretion to our board of trustees with respect to its fiduciary duties in considering a change in control of our company, including that our board is subject to no greater level of scrutiny in considering a change in control transaction than with respect to any other act by our board.

      The Maryland Business Combination Act restricts mergers and other business combinations between our company and an interested shareholder. An “interested shareholder” is defined as any person who is the beneficial owner of 10% or more of the voting power of our common shares and also includes any of our affiliates or associates that, at any time within the two year period prior to the date of a proposed merger or other business combination, was the beneficial owner of 10% or more of our voting power. Additionally, the “control shares” provisions of the Maryland General Corporation Law, or MGCL, are applicable to us as if we were a corporation. These provisions eliminate the voting rights of shares acquired in quantities so as to constitute “control shares,” as defined under the MGCL. Our amended and restated declaration of trust and/or bylaws provide that we are not bound by the Business Combination Act or the control share acquisition statute. However, in the case of the control share acquisition statute, our board of trustees may opt to make this statute applicable to us at any time, and may do so on a retroactive basis.

      Finally, the “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our securities with the opportunity to realize a premium over the then current market price or would otherwise be in the interests of our securityholders.

Risks Related to the Real Estate Industry

Real estate investments are inherently risky, which could adversely affect our profitability and our ability to make distributions to our securityholders.

      Real estate investments are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income and ability to make distributions to our securityholders will be adversely affected. Income from properties may be adversely affected by:

•	decreases in rent and/or occupancy rates due to competition or other factors;

•	increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

•	changes in interest rates and the availability of financing; and

•	changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

General economic conditions may adversely affect our financial condition and results of operations.

      Periods of economic slowdown or recession in the United States and in other countries, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults by our tenants under existing leases, which could adversely affect our financial position, results of operations, cash flow, trading price of our securities and our ability to satisfy our debt service obligations and to make distributions to our securityholders.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

      Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to adverse changes in the performance of such properties may be limited, thus harming our financial condition. The real estate market is affected by many factors that are beyond our control, including:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of debt financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older buildings;

•	changes in operating expenses; and

•	civil unrest, acts of war and natural disasters, including earthquakes and floods, which may result in uninsured and underinsured losses.

      We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

      We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to lock-out provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. We may also acquire properties that are subject to a mortgage loan that may limit our ability to sell the properties prior to the loan’s maturity. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our securityholders.

The costs of compliance with or liabilities under environmental laws may harm our operating results.

      Our operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. An owner of real property can face liability for environmental contamination created by the presence or discharge of hazardous substances on the property. We may face liability regardless of:

•	our knowledge of the contamination;

•	the timing of the contamination;

•	the cause of the contamination; or

•	the party responsible for the contamination of the property.

      There may be environmental problems associated with our properties of which we are unaware. Some of our properties contain, or may have contained in the past, underground tanks for the storage of petroleum-based or waste products that could create a potential for release of hazardous substances. If environmental contamination exists on our properties, we could become subject to strict, joint and several liability for the contamination by virtue of our ownership interest.

      The presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. In addition, although our leases generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could nonetheless be subject to strict liability by virtue of our ownership interest for environmental liabilities created by our tenants, and we cannot be sure that our tenants would satisfy their indemnification obligations under the applicable sales agreement or lease. The discovery of material environmental liabilities attached to our properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our securityholders.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing as exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability from our tenants, employees of our tenants and others if property damage or health concerns arise.

Compliance with the Americans with Disabilities Act and fire, safety and other regulations may require us to make unintended expenditures that adversely impact our ability to make distributions to our securityholders.

      All of our properties are required to comply with the Americans with Disabilities Act, or the ADA. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities,” but generally requires that buildings be made accessible to people with disabilities. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants, or both. While the tenants to whom we lease properties are obligated by law to comply with the ADA provisions, and typically under our leases are obligated to cover costs associated with compliance, if required changes involve greater expenditures than anticipated, or if the changes must be made on a more accelerated basis than anticipated, the ability of these tenants to cover costs could be adversely affected and we could be required to expend our own funds to comply with the provisions of the ADA, which could adversely affect our results of operations and financial condition and our ability to make distributions to securityholders. In addition, we are required to operate our properties in compliance with fire and safety regulations, building codes and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and these expenditures could have a material adverse effect on our ability to make distributions to our securityholders.

An uninsured loss or a loss that exceeds the policies on our properties could subject us to lost capital or revenue on those properties.

      Under the terms and conditions of the leases currently in force on our properties, tenants generally are required to indemnify and hold us harmless from liabilities resulting from injury to persons, air, water, land or property, on or off the premises, due to activities conducted on the properties, except for claims arising from the negligence or intentional misconduct of us or our agents. Additionally, tenants are generally required, at the tenant’s expense, to obtain and keep in full force during the term of the lease, liability and full replacement value property damage insurance policies. Our largest tenant, the federal government, is not required to maintain property insurance at all. We have obtained comprehensive liability, casualty, flood and rental loss insurance policies on our properties. All of these policies may involve substantial deductibles and certain exclusions. In addition, we cannot assure you that our tenants will properly maintain their insurance policies or have the ability to pay the deductibles. Should a loss occur that is uninsured or in an amount exceeding the combined aggregate limits for the policies noted above, or in the event of a loss that is subject to a substantial deductible under an insurance policy, we could lose all or part of our capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our securityholders.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect any market on which our securities trade, the markets in which we operate, our operations and our profitability.

      Terrorist attacks may negatively affect our operations and your investment in our securities. These attacks or armed conflicts may directly impact the value of our properties through damage, destruction, loss or increased security costs. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, certain losses resulting from these types of events are uninsurable and others would not be covered by our current terrorism insurance. Additional terrorism insurance may not be available at a reasonable price or at all.

      The United States may enter into armed conflicts in the future. The consequences of any armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.

      Any of these events could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They also could result in a continuation of the current economic uncertainty in the United States or abroad. Adverse economic conditions could affect the ability of our tenants to pay rent, which could have a material adverse effect on our operating results and financial condition, as well as our ability to make distributions to our securityholders, and may result in volatility in the market price for our securities.

Tax Risks of our Business and Structure

If we fail to remain qualified as a REIT for federal income tax purposes, we will not be able to deduct our distributions, and our income will be subject to taxation.

      We elected to be taxed as a REIT under the Internal Revenue Code commencing with our short taxable year ended December 31, 2003, which affords us significant tax advantages. The requirements for qualification as a REIT, however, are complex and our management has limited experience in operating a REIT. If we fail to meet these requirements and do not qualify for certain relief provisions, our distributions to our shareholders will not be deductible by us and we will be subject to a corporate level tax on our taxable income. This would substantially reduce our cash available to make distributions to our shareholders and your yield on your investment. In addition, incurring corporate income tax liability might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a REIT qualification requirement or if we voluntarily revoke our election, unless relief provisions applicable to certain REIT qualification failures apply, we would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

Distribution requirements relating to qualification as a REIT for federal income tax purposes limit our flexibility in executing our business plan.

      Our business plan contemplates growth through acquisitions. To qualify and maintain our status as a REIT for federal income tax purposes, we generally are required to distribute to our shareholders at least 90% of our REIT taxable income each year. REIT taxable income is determined without regard to the deduction for dividends paid and by excluding net capital gains. We are also required to pay tax at regular corporate rates to the extent that we distribute less than 100% of our taxable income (including net capital gains) each year. In addition, we are required to pay a 4% nondeductible excise tax on the amount, if any, by which certain distributions we pay with respect to any calendar year are less than the sum of 85% of our ordinary income for that calendar year, 95% of our capital gain net income for the calendar year and any amount of our income that was not distributed in prior years.

      We have distributed, and intend to distribute, to our shareholders all or substantially all of our taxable REIT income each year in order to comply with the distribution requirements of the Internal Revenue Code and to avoid federal income tax and the 4% nondeductible excise tax. Our distribution requirements limit our ability to fund acquisitions and capital expenditures through retained earnings. Thus, our ability to grow through acquisitions will be limited if we are unable to obtain debt or equity financing. In addition, differences in timing between the receipt of income and the payment of expenses in arriving at REIT taxable income and the effect of required debt amortization payments could require us to borrow funds to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

      Moreover, even if we maintain our status as a REIT, the net income of the taxable REIT subsidiaries owned by our operating partnership will be subject to federal, state and local income taxes at regular corporate rates.

Your investment in our securities has various federal, state and local income tax risks that could affect the value of your investment.

      Although the provisions of the Internal Revenue Code relevant to your investment in our securities are generally described in “Federal Income Tax Considerations,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our securities because of the complex nature of the tax rules applicable to REITs and their securityholders.

Our disposal of properties may have negative implications, including unfavorable tax consequences.

      If we make a sale of a property directly or through an entity that is treated as a partnership or a disregarded entity, for federal income tax purposes, and it is deemed to be a sale of dealer property or inventory, the sale may be deemed to be a “prohibited transaction” under federal tax laws applicable to REITs, in which case our gain, or our share of the gain, from the sale would be subject to a 100% penalty tax. If we believe that a sale of a property might be treated as a prohibited transaction, we may dispose of that property through a taxable REIT subsidiary, in which case the gain from the sale would be subject to corporate income tax but not the 100% prohibited transaction tax. We cannot assure you, however, that the Internal Revenue Service will not assert successfully that sales of properties that we make directly or through an entity that is treated as a partnership or a disregarded entity, for federal income tax purposes, rather than through a taxable REIT subsidiary, are sales of dealer property or inventory, in which case the 100% penalty tax would apply.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our securities.

      At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations may take effect retroactively and could adversely affect us or you as a securityholder.

If we or our predecessor entity failed to qualify as an S corporation for any of our tax years prior to our initial public offering, we may fail to qualify as a REIT.

      To qualify as a REIT, we may not have at the close of any year undistributed “earnings and profits” accumulated in any non-REIT year, including undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., did not qualify as an S corporation. Although we believe that we and our predecessor corporation qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we did not so qualify, we will not qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four tax years.

Risks Related to an Offering of Our Securities

Our securities trade in a limited market which could hinder your ability to sell our securities.

      Our equity market capitalization places us at the low end of market capitalization among all REITs. Because of our small market capitalization, many of our investors are individuals. Our securities experience limited trading volume, and many investors may not be interested in owning our securities because of the inability to acquire or sell a substantial block of our securities at one time. This illiquidity could have an adverse effect on the market price of our securities. In addition, a securityholder may not be able to borrow funds using our securities as collateral because lenders may be unwilling to accept the pledge of securities having such a limited market. Any substantial sale of our securities could have a material adverse effect on the market price of our securities.

The market price and trading volume of our securities may be volatile.

      The market price of our securities may become highly volatile and be subject to wide fluctuations. In addition, the trading volume in our securities may fluctuate and cause significant price variations to occur. If the market price of our securities declines significantly, you may be unable to resell your securities at or above the price you paid for our securities. We cannot assure you that the market price of our securities will not fluctuate or decline significantly, including a decline below the price you paid for our securities, in the future. Some of the factors that could negatively affect the price of our securities or result in fluctuations in the price or trading volume of our securities include:

•	actual or anticipated declines in our quarterly operating results or distributions;

•	reductions in our funds from operations;

•	increases in market interest rates that lead purchasers of our securities to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional securityholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our securities.

      In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our securities. Furthermore, our operating results and prospects may be below the expectations of investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our securities.

An increase in market interest rates may have an adverse effect on the market price of our securities.

      One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of the price of our securities, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our securities or seek securities paying higher dividends or interest. The market price of our securities likely will be based primarily on the earnings that we derive from rental income with respect to our properties and our related distributions to securityholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our securities. For instance, if interest rates rise without an increase in our distribution rate, the market price of our securities could decrease because potential investors may require a higher yield on our securities as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to our securityholders.

Securities eligible for future sale may have adverse effects on the price of our securities.

      We cannot predict the effect, if any, of future sales of securities, or the availability of securities for future sales, on the market price of our securities. Sales of substantial amounts of securities, including up to approximately 2,000,000 common shares issuable upon (i) the conversion of units of our operating partnership, and (ii) exercise of options, or the perception that these sales could occur, may adversely affect prevailing market prices for our securities and impede our ability to raise capital.

      We also may issue from time to time additional shares or units of our operating partnership in connection with the acquisition of properties, and we may grant demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of securities or the perception that these sales could occur may adversely affect the prevailing market price for our securities. In addition, the sale of these securities could impair our ability to raise capital through a sale of additional equity securities.

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

      The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 2004, and for each of the last five fiscal years for our predecessor, First Potomac Realty Investment Trust, Inc.

	Nine Months		Year Ended December 31,
	Ended Sept. 30,
	2004		2003	2002	2001	2000	1999

Ratio of earnings (deficiency) to fixed charges	1.05	x	$(8,676,606)	$(4,052,152)	$(2,511,609)	$(62,517)	$(1,771,857)
Ratio of earnings (deficiency) to combined fixed charges and preferred share dividends	1.05	x	(8,676,606)	(4,052,152)	(2,511,609)	(62,517)	(1,771,857)

      We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred share dividends by dividing earnings by the sum of fixed charges and dividends on our outstanding preferred shares. For purposes of computing these ratios, earnings have been calculated by adding fixed charges to income before minority interests. Fixed charges consist of interest expenses and amortization of loan origination fees. During the periods presented in the table above, no preferred shares were outstanding.

USE OF PROCEEDS

      Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate and working capital purposes. These purposes may include repayment of indebtedness and improvement of our properties, as well as the possibility of future acquisitions.

DESCRIPTION OF CAPITAL SHARES

      Our declaration of trust provides that we may issue up to 150,000,000 common shares of beneficial interest, $0.001 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.001 par value per share. As of September 30, 2004, 14,154,000 common shares were issued and outstanding, no preferred shares were issued and outstanding, 1,395,523 common shares were reserved for issuance upon redemption of units of partnership interest in our operating partnership, and up to a maximum of 910,800 common shares were reserved for issuance upon awards under our Equity Compensation Plan. The following is only a summary of some of the rights of shareholders that may be important to you. The description of our capital shares set forth below describes certain general terms and provisions of the capital shares. The following description does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and our bylaws.

Common Shares

      Under our declaration of trust, we have the authority to issue up to 150,000,000 common shares of beneficial interest. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue. Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.

          Voting Rights of Common Shares

      Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.

      Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge unless such action is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present); (b) the removal of trustees (which requires the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on such matters); and (c) the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.

          Dividends, Liquidation and Other Rights

      All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.

      Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our common shares. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

          Other Matters

      Our common shares currently trade on the New York Stock Exchange under the symbol “FPO.” The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co. We will apply to the New York Stock Exchange or any securities exchange on which our common shares are listed to list any additional common shares to be sold pursuant to this prospectus.

      Our common shares are subject to certain restrictions upon the ownership and transfer thereof which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of such restrictions, see “— Restrictions on Ownership and Transfer.”

Preferred Shares

      Our board of trustees is authorized to provide for the issuance of up to 50,000,000 preferred shares from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereof.

      Because our board of trustees has the power to establish the preferences and rights of each class or series of preferred shares, our board of trustees may afford the holders of any series or class of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional preferred shares could have the effect of delaying or preventing a change in control.

      The applicable prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred shares offered and issued pursuant to this prospectus:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any maturity date;

•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	any voting rights;

•	any rights to convert the preferred shares into other common shares or rights, including a description of the common shares or rights into which such preferred shares are convertible (which may include other preferred shares) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•	the place or places where dividends and other payments with respect to the preferred shares will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Code.

      Our preferred shares are subject to certain restrictions upon the ownership and transfer thereof for the purpose of enabling us to preserve our status as a REIT. For a description of those restrictions, see “— Restrictions on Ownership and Transfer.”

Power to Reclassify Shares

      Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion and other rights, including but not limited to voting powers, restrictions, limitations as to dividends or other distributions, and qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their interest. As of the date hereof, no preferred shares are outstanding.

Power to Issue Additional Common Shares or Preferred Shares

      We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our common shares may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of securities or otherwise be in their interest.

Restrictions on Ownership and Transfer

      In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

      Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own or be treated as owning under applicable attribution rules. Our declaration of trust generally provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (i) 8.75% (by number or value) of our outstanding common shares or (ii) 8.75% by value of our outstanding shares of beneficial interest of all classes. However, Louis T. Donatelli and Douglas J. Donatelli, and certain persons related to either of them under the applicable ownership attribution rules, are generally permitted to own, in the aggregate, either directly or under applicable ownership attribution rules, up to 14.9% of (i) the number or value of our outstanding common shares and (ii) the value of our outstanding shares of beneficial interest of all classes.

This 14.9% limitation is, however, reduced to 9.9% immediately prior to any time that (x) Louis T. Donatelli and Douglas J. Donatelli, together with the other related persons, constructively own, pursuant to applicable provisions of the Internal Revenue Code, in the aggregate, a 10% or greater interest in a direct or indirect tenant of our company from which the board of trustees anticipates that we will derive more than $200,000 in gross income during the current taxable year and (y) as a result of this ownership, we would be treated as constructively owning, pursuant to applicable provisions of the Internal Revenue Code, a 10% or greater interest in that direct or indirect tenant.

      Our board of trustees, generally in its sole discretion, may exempt a proposed transferee from the ownership limit. However, the board of trustees may not grant such an exemption to any person if such exemption could cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or could result in a portion of our gross income in excess of a specified threshold being treated as nonqualifying income for REIT gross income test purposes. Our board of trustees may, in connection with a proposed exemption from the ownership limit, require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, regarding the effect of the proposed exemption on our status as a REIT. In addition, our board of trustees may subject an exemption from the ownership limit to such conditions as it determines are appropriate.

      Our declaration of trust prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest where such ownership will or may violate any of the foregoing restrictions on transferability and ownership, or any person to whom our shares of beneficial interest are transferred in a transaction that resulted in share ownership in violation of the foregoing ownership limitations is required to give notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

      If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the foregoing transfer or ownership limitations, then such transfer shall be void and the intended transferee shall acquire no rights in such shares; provided that this shall not preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange. If, as a result of a transfer of shares of beneficial interest or another event, there would be beneficial or constructive ownership of our shares of beneficial interest in excess or in violation of the transfer or ownership limitations described above, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a “charitable” trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer shall be deemed to be effective as of the close of business on the business day, as it is defined in the declaration of trust, prior to the date of the violative transfer or other event resulting in such excess ownership or violation. Shares of beneficial interest held in the charitable trust shall be issued and outstanding shares of beneficial interest. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall not benefit economically from ownership of any shares of beneficial interest held in such charitable trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in such charitable trust. The trustee of the charitable trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the charitable trust, which rights shall be exercised for the exclusive benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the charitable trust shall be paid by the recipient of such dividend or distribution to the trustee of the charitable trust, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee of the charitable trust. Any dividend or distribution so paid to the trustee of the charitable trust shall be held in trust for the charitable beneficiary. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall have no voting rights with respect to shares of beneficial interest held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the charitable trust, the trustee shall have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast with respect to such shares prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.

      Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the charitable trust, the trustee shall sell the shares of beneficial interest held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust and to the charitable beneficiary as follows: The person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall receive the lesser of (i) the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust or (ii) the price paid by the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust in the transaction giving rise to the transfer of such shares of beneficial interest to the charitable trust, or, if such person did not give value for the shares of beneficial interest in such transaction, the market price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the charitable trust. Any net sale proceeds in excess of the amount payable to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the charitable trust, such shares are sold by a person who would otherwise have held the shares of beneficial interest transferred to the charitable trust, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust received an amount for such shares that exceeds the amount that such person was entitled to receive pursuant to the second preceding sentence, such excess shall be paid to the trustee upon demand.

      In addition, shares of beneficial interest held in the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a transaction or other event not involving a market price per share, the market price at the time of such transaction or other event) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transaction or other event that resulted in shares being held in the charitable trust and (ii) the date our board of trustees determines in good faith that a transaction or other event resulting in shares being held in the charitable trust has occurred if we do not receive a notice of such transaction or other event in accordance with the requirements of the declaration of trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust.

      All certificates representing our shares of beneficial interest bear a legend referring to the restrictions described above.

      Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the securities or otherwise be in the best interest of our securityholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF

OUR DECLARATION OF TRUST AND BYLAWS

      The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.

Number of Trustees; Vacancies

      Our declaration of trust provides that the number of our trustees shall be initially seven. In accordance with our declaration of trust and bylaws, the number of trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees; provided that the number shall never be less than one or greater than 15. Our bylaws provide that any vacancy (other than a vacancy created by an increase in the number of trustees) may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees shall be filled by a majority of the entire board of trustees at any regular meeting or at any special meeting called for that purpose.

      Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the New York Stock Exchange, and will be nominated by our nominating and governance committee.

Removal of Trustees

      Our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.

Business Combinations

      Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity common shares. Maryland law defines an interested shareholder as:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

      A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

      After the five year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and

•	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.

      The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

      Our amended and restated declaration of trust contains a provision exempting the company from the application of the business combination statute. There can be no assurance that this provision will not be amended or eliminated in the future.

Control Share Acquisitions

      Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

      Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.

      If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.

      Article II, Section 17 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.

Merger, Amendment of Declaration of Trust

      Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.

Limitation of Liability and Indemnification

      Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.

      Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, employees, agents, trustees or officers or any individual who, while a shareholder, employee, agent, trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former shareholder, trustee or officer who is made a party to a proceeding by reason of his or her service to us.

      Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the trustee or officer actually received an improper personal benefit in money, property or services; or

•	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

      However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Operations

      We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.

Term and Termination

      Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.

Meetings of Shareholders

      Under our bylaws, annual meetings of shareholders are to be held at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of our board of trustees, our president or our chief executive officer, or by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that except as otherwise required by law or by the rules of the public securities exchange on which our shares are then traded, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of such meeting (but not to vote thereat) has waived in writing any right to dissent from such action.

Advance Notice of Trustee Nominations and New Business

      Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of trustees; or

•	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

      The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

      The fiduciary duty and control share acquisition provisions of Maryland law (if, with respect to the control share acquisition provisions, the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on the removal of trustees and the restrictions on the transfer and ownership of shares of beneficial interest; and the provisions relating to the filling of vacancies and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our securities or otherwise be in their best interest. The “unsolicited takeovers” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

DESCRIPTION OF DEBT SECURITIES

      The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

      The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/ or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. A form of each of the senior indenture and the subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The indentures will be qualified under the Trust Indenture Act. We use the term “indenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

      The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

      We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	any limit on the principal amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and

•	the depository;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special U.S. federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

      We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common shares or other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of common shares or other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

      The indentures will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indenture

      The following will be events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the indenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

      If an event of default with respect to debt securities of any series occurs and is continuing, the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the indenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

      The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

      Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the indenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series, provided that:

•	the direction given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the indenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

      A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the indenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the indenture trustee to institute the proceeding as trustee; and

•	the indenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

      These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

      We will periodically file statements with the indenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

      We and the indenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

      In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the indenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the indenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

      Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the indenture trustee; and

•	appoint any successor indenture trustee.

      In order to exercise our rights to be discharged, we must deposit with the indenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

      We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

      Subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series, at its option, can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

      Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

      We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

      If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

      The indenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the indenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the indenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

      Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

      We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the indenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

      All money we pay to a paying agent or the indenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

      The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

      The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

LEGAL OWNERSHIP OF SECURITIES

      We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

      We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

      Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

      As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

      We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

      For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

      Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

      For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations for Indirect Holders

      If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

      A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

      Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

      A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

      If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

      As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

      If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

      In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

      The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

      The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes the current material federal income tax consequences to our company generally resulting from the treatment of our company as a REIT. A prospectus supplement will contain information about the material federal income tax considerations relating to the ownership and disposition of our common stock and additional federal income tax considerations, if any, relating to a particular offering of warrants, debt securities or preferred stock. As used in this section, the terms “we” and “our” refer solely to First Potomac Realty Trust and not to our subsidiaries and affiliates which have not elected to be taxed as REITs under the Code.

      Hunton & Williams LLP has acted as our counsel, has reviewed this summary, and is of the opinion, based in part on representations received from us, that the discussion contained herein is correct in all material respects. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations.

      The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      This section is not a substitute for careful tax planning. Prospective investors are urged to consult their own tax advisors regarding the specific federal state, local, foreign and other tax consequences to them, in light of their own particular circumstances, of the purchase, ownership and disposition of our securities, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

      We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, effective for our short taxable year ended December 31, 2003. We believe that, commencing with such short taxable year, we have operated in such a manner to enable us to qualify for taxation as a REIT under the Internal Revenue Code and intend to continue to so operate. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.

      The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.

      In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our short taxable year ended December 31, 2003 and our current and proposed method of operations will enable us to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon factual assumptions and representations made by us. Moreover, such qualification and taxation as a REIT depend upon our ability to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Requirements for Qualification — Failure to Qualify.”

      If we qualify as a REIT, we generally are not subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We are subject to the corporate “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to shareholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% beginning with our taxable year starting January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•	In the event of a more than de minimis failure of any of the asset tests occurring after January 1, 2005, as described below under “— Requirements for Qualification — Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	In the event we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Requirements for Qualification

      To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.

      Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

      (1) It is managed by one or more trustees or directors;

      (2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

      (3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;

      (4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

      (5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);

      (6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

      (7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status.

      (8) It meets certain other qualifications tests described below regarding the nature of its income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of our shares of beneficial interest are described in “Description of Capital Shares — Restrictions on Ownership and Transfer.”

      For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

      We may not qualify as a REIT for any year if at the close of such year we have undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., as the case may be, did not qualify as an S corporation for federal income tax purposes. Although we believe that we and our predecessor corporation qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we or our predecessor corporation did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four taxable years.

      A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

      An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by a partnership. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”

      Our operating partnership holds a portion of its interest in the Plaza 500, Van Buren Business Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we made taxable REIT subsidiary elections and that, therefore, are subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted in the future through taxable REIT subsidiaries which will be subject to federal and state income taxes on their net income at the standard corporate rates.

      Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets; and

•	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we receive such new capital.

      Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or common shares, income from certain hedging instruments (during our taxable years ending before January 1, 2005) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, beginning with our taxable year starting January 1, 2005, income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). The following paragraphs discuss the specific application of the gross income tests to us.

      Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

      First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

      More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Hunton & Williams LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.

      Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a tenant. We should, therefore, never own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to Hunton & Williams LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

      As described above, we currently have two taxable REIT subsidiaries. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.” If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.

      Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

      Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.

      If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualified for certain statutory relief provisions. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable

REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status, unless we qualified for certain statutory relief provisions, because we would be unable to satisfy either the 75% or 95% gross income test.

      Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.

      Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

      Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.

      Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

      A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

      Hedging Transactions. From time to time, we have entered, and in the future may enter, into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. During our taxable years ending before January 1, 2005, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incur to acquire or carry “real estate assets” should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying income for purposes of the gross income tests during our taxable years ending before January 1, 2005. Beginning with our taxable year starting January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test (but not the 75% gross income test). For those taxable years, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

      Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. For our taxable years ending before January 1, 2005, those relief provisions generally will be available if:

•	our failure to meet these tests is due to reasonable cause and not to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule is not due to fraud with intent to evade tax.

      Beginning with our taxable year starting January 1, 2005, those relief provisions will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

      We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% beginning with our taxable year starting January 1, 2005) of our gross income over the amount of gross income attributable to sources that qualify under 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

      Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

      First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.

      Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

      Third, of our investments included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

      Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

      Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

      We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

      If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

      In the event that, at the end of any calendar quarter beginning with our taxable year stating January 1, 2005, we violate the second or third asset tests described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure. In the event of a more than de minimis failure of any of the asset tests beginning with our taxable year starting January 1, 2005, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure and (ii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

      Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction or our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year, pay the distribution on or before the first regular dividend payment date after such declaration and elect on our tax return the dollar amount of such dividend treated as paid in the prior year.

      We will pay federal income tax on taxable income, including net capital gain, we do not distribute to shareholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.

      We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

      It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

      Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of the outstanding common shares. We intend to comply with these requirements.

      Failure to Qualify. Beginning with our taxable year starting January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

      If we fail to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most domestic noncorporate stockholders would be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates. Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

      Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to most noncorporate U.S. shareholders through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.

Other Tax Consequences

      Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

      Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

      We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we qualified for certain relief provisions. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

      Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

      Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.

      Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

      Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

      Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Tax legislation enacted in 2003 provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property with a recovery period of less than 20 years, such as furnishings and equipment. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15 year recovery period using a straight line method and a half-year convention. The operating partnership’s initial basis in properties acquired in exchange for units of the operating partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

      Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

      Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.

      Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

      We and any corporate subsidiary in which we own stock must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns common shares of a corporation with more than 35% of the value or voting power of all outstanding common shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of common shares of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the common shares of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

      Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a controlled taxable REIT subsidiary will not be treated as “rents from real property.” The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

      Our operating partnership holds a portion of its interest in the Plaza 500, Van Buren Business Park, 6600 Business Parkway, and 13129 Airpark Road properties through entities with respect to which we have made taxable REIT subsidiary elections and that, therefore, are subject to federal and state income taxes on their net income at the standard corporate rates. In addition, certain of our management activities may be conducted in the future through taxable REIT subsidiaries which will be subject to federal, state and local income taxes on their net income at the standard corporate rates.

      State and Local Taxes. We and/or our securityholders may be subject to taxation by various states and localities, including those in which we or a securityholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, securityholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

      We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

      We expect to set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

      We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

      We may also engage a company, including, for example, Cantor Fitzgerald & Co. and Brinson Patrick Securities Corporation, to act as our agent (“Offering Agent”) for one or more offerings, from time to time, of our securities. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the Offering Agent will try to sell such securities on the agreed terms. The Offering Agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at-the-market” offering.

Underwriters

      If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Compensation of Agents and Underwriters

      The maximum commission or discount to be received by any member of the National Association of Securities Dealers, Inc., or any independent broker/dealer in connection with any offering of securities by this prospectus will not be greater than 10% of the gross proceeds received by the company in the offering, plus a maximum of 0.5% of the gross proceeds for reimbursement of bona fide due diligence expenses.

Direct Sales

      We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common shares, which are listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

      Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

OTHER MATTERS

Legal

      The legality of any securities offered by this prospectus will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in the prospectus supplement. In addition, we have based the description of federal income tax consequences in “Federal Income Tax Considerations” upon the opinion of Hunton & Williams LLP.

Experts

      The consolidated and combined financial statements and schedule of real estate and accumulated depreciation of First Potomac Realty Trust (and its predecessor, First Potomac Realty Investment Trust, Inc.) as of December 31, 2003 and for each of the years in the three-year period ended December 31, 2003 and the statement of revenues and certain expenses for the year ended December 31, 2002 of Alexandria Corporate Park, the statements of revenues and certain expenses for the year ended December 31, 2003 of

Herndon Corporate Center, Aquia Commerce Center I & II, the Suburban Maryland Portfolio, 15395 John Marshall Highway, the Armada Hoffler Portfolio and Metro Park North have been incorporated by reference in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.